UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*
Pilgrim Petroleum Corporation
(Name of Issuer)
Common Stock 0.0001 par value
(Title of Class of Securities)
72147P107
(CUSIP Number)
Matt OBryant, President and COO, 4553 Jimmy Doolittle
Dr., Suite 6, Addison, TX 75001 214 764 3141
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
03/17/2011
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
?  Rule 13d-1(b)
_X_  Rule 13d-1(c)
?  Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. 72147P107

13G

Page x of x Pages











1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
(ENTITIES ONLY)

F. Douglas Mehle


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

173,300,000


6.

SHARED VOTING POWER




7.

SOLE DISPOSITIVE POWER

173,300,000


8.

SHARED DISPOSITIVE POWER








9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

173,300,000


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
(see instructions)    ?


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.0


12.

TYPE OF REPORTING PERSON (see instructions)

IN













CUSIP No. 72147P107

13G

Page x of x Pages





Item 1.

(a)
Name of Issuer
XXXXXXXXXX




(b)
Address of Issuers Principal Executive Offices
XXXXXXXXXXXXX



Item 2.

(a)
Name of Person Filing
XXXXXXXXXX




(b)
Address of the Principal Office or, if none, residence
XXXXXXXXXXXXX




(c)
Citizenship
XXXXXXXXXXXXX




(d)
Title of Class of Securities
XXXXXXXXXXXXX




(e)
CUSIP Number
XXXXXXXXXXXXX



Item 3.  If this statement is filed pursuant to
240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)
?
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b)
?
Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).





(c)
?
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d)
?
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-
8).





(e)
?
An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E);





(f)
?
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);





(g)
?
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);





(h)
?
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
1813);





(i)
?
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-
3);





(j)
?
Group, in accordance with 240.13d-1(b)(1)(ii)(J).




Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a)

Amount beneficially owned:  00,000






(b)

Percent of class:  000%






(c)

Number of shares as to which the person has:  00,000








(i)
Sole power to vote or to direct the
vote  XXXXXXXXXX.








(ii)
Shared power to vote or to direct the
vote  XXXXXXXXXX.








(iii)
Sole power to dispose or to direct the
disposition of  XXXXXXXXXX.








(iv)
Shared power to dispose or to direct the disposition of XXXXXXXXXX.





Instruction. For computations regarding securities which
represent a right to acquire an underlying security see
240.13d-3(d)(1).
Item 5.  Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that
as of the date hereof the reporting person has ceased to
be the beneficial owner of more than five percent of the
class of securities, check the following     ?.
Instruction. Dissolution of a group requires a response to this item.
Item 6.  Ownership of More than Five Percent on Behalf of
Another Person.

Item 7.  Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported on
By the Parent Holding Company.

Item 8. Identification and Classification of Members of the Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certification.





(a)

The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







(b)

The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.












CUSIP No. 72147P107

13G

Page x of x Pages





    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

03/17/2011
Date

/s F. Douglas Mehle
Signature

F. Douglas Mehle
Name/Title